Exhibit 99.1

News Release

Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES APPOINTS MARIA BLASE TO BOARD OF DIRECTORS

FOREST CITY, IOWA, September 24, 2018 - Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today announced the appointment of Maria Blase to its Board of Directors, effective September 24, 2018. Blase will sit on the Audit and the Nominating and Governance Committees. Winnebago further announced that it has temporarily increased the size of its Board of Directors from eight to nine.

Blase is President of the Fluid Management, Material Handling and Power Tools businesses of Ingersoll Rand (NYSE: IR), a world leader in creating comfortable, sustainable and efficient environments. Blase has 25 years of experience with diverse industries including transport, buildings, services, manufacturing, pharmaceuticals and mining. After joining Ingersoll Rand in 1999, she was promoted to various global financial roles, including chief financial officer of the Climate Solutions sector. In 2013, she was named President of the HVAC and Transport Latin America business of Ingersoll Rand, and in late 2017 assumed her current role.

“Maria is a highly-talented executive with a vast amount of public company experience both in financial and portfolio leadership roles,” said Michael Happe, Winnebago Industries President and Chief Executive Officer. “Her unique global perspectives will be valuable as we work to take Winnebago Industries to new levels of growth and profitability. We welcome Maria to the board and look forward to the contributions she will make to our future.”

Blase is a CPA and a graduate of Southern Illinois University, Edwardsville, where she received both her undergraduate and master’s degrees in business administration and accounting.

Current Board Member Marti Rodamaker has also decided that she will not seek re-election at the 2018 Winnebago Industries annual shareholder meeting in December. It is anticipated that the size of the Board will be reduced from nine to eight directors at such time.

“We would like to thank Marti Rodamaker for her service and contributions as a director since joining the board in 2012,” said Robert Chiusano, Chairman of the Board of Winnebago Industries. “Marti’s financial and leadership experience has helped guide us during our transformation into a larger, more profitable outdoor lifestyle product manufacturer.”

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of outdoor lifestyle products under the Winnebago, Grand Design and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Oregon, Minnesota and Florida. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.